ACTIVE LIFE CERTIFICATE

Issued by

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY
A[280 Trumbull Street, Hartford, Connecticut 06103]
This Certificate describes the terms of Our guarantees for You B[and Your Eligible Spouse] to make certain withdrawals during B[Your life/Your lives]. Such guarantees are made available to You under the Investment Agreement (the “Contract”) issued by PRIAC (“We”, “Our” or “Us”) to the sponsor of the 403(b) Plan in which You participate (“Plan”).

PLEASE READ THIS CERTIFICATE CAREFULLY. You are receiving this Certificate because a Deposit has been allocated to an Eligible Investment available under the Contract. PRIAC requires You B[or Your Eligible Spouse] to use the Eligible Investment(s) to receive PRIAC’s guarantee that either You B[or Your Eligible Spouse] may make certain withdrawals during B[Your life/Your lives].

This Certificate is issued to You in accordance with the Contract and Plan in which You participate.

Our guarantee to pay certain withdrawals during Your B[or Your Eligible Spouse’s] life under this Certificate is supported by Our general account. Any other benefits payable under this Certificate that are based on the investment experience of a separate account are variable and are not guaranteed.

Excess Withdrawals may adversely impact the benefits provided under this Contract and may result in a termination of benefits.

GROUP ANNUITY-NON-PARTICIPATING PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

C[ ]
C[President]
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TABLE OF CONTENTS

Page
SECTION 1. DEFINITIONS	A[1]
SECTION 2. GUARANTEED WITHDRAWALS	A[7]
SECTION 3. ADJUSTMENTS TO THE INCOME BASE AND D[ANNUAL GUARANTEED WITHDRAWAL AMOUNT] AFTER THE GUARANTEED WITHDRAWAL LOCK-IN DATE	A[7]
SECTION 4. OPERATION OF SEPARATE ACCOUNT	A[9]
SECTION 5. WITHDRAWALS	A[10]
A[SECTION 6. SPOUSAL BENEFIT	A[11]]
A[SECTION 7.] PAYMENTS UPON DEATH	A[12]
A[SECTION 8.] FEES	A[12]
A[SECTION 9.] TERMINATION OR DISCONTINUATION	A[13]
A[SECTION 10.] PORTABILITY OF OUR GUARANTEES	A[14]
A[SECTION 11.] ANNUITY OPTION	A[15]
A[SECTION 12.] INVESTMENTS	A[16]
A[SECTION 13.] LIMITATIONS	A[17]
A[SECTION 14.] MISCELLANEOUS	A[17]

SEPARATE ACCOUNT APPENDIX

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SECTION 1. DEFINITIONS

Capitalized terms not defined in this Certificate will have the meaning given to them in the Contract. For purposes of this Certificate, the following definitions shall apply:

1.D[Annual Guaranteed Withdrawal Amount]. For each Year, the annual amount We guarantee will be available as a Guaranteed Withdrawal on and after the Guaranteed Withdrawal Lock-In Date. This amount is equal to the product of the Guaranteed Withdrawal Percentage and the Income Base on the Guaranteed Withdrawal Lock-In Date.

If the Guaranteed Withdrawal Lock-In Date is not the same date as Your Birthday, Your D[Annual Guaranteed Withdrawal Amount] available for the period from the Guaranteed Withdrawal Lock-In Date to Your next Birthday will be reduced by the percentage equivalent of the ratio of:

i.the number of days in the Year since Your last Birthday; and
ii.365 days.

Your D[Annual Guaranteed Withdrawal Amount] may be increased or decreased as provided in Section 3 of this Certificate.

Your D[Annual Guaranteed Withdrawal Amount] will not be greater than E[$287,500] or less than E[$250].

If the entire D[Annual Guaranteed Withdrawal Amount] is not taken as a Withdrawal within any Year, the portion of the D[Annual Guaranteed Withdrawal Amount] not taken as a Withdrawal will expire. Any of the D[Annual Guaranteed Withdrawal Amount] not taken in a Year will not increase the D[Annual Guaranteed Withdrawal Amount] for any subsequent Year.

2.Annuity. You may, but are not required to purchase an annuity under this Contract. An annuity is a benefit that provides a stream of payments over a period of time. Guaranteed Withdrawals are not considered annuity payments.

3.Beneficiary. The person(s) that will receive any death benefit under the Plan funded by the Contract.

4.Birthday. The anniversary of Your birth date, or, if such date is not a Valuation Date, the Valuation Date immediately preceding such date.

5.Code. The Internal Revenue Code of 1986, as amended from time to time.

6.Deposits. Amounts that are allocated for investment into an Eligible Investment for the benefit of You B[or Your Eligible Spouse].

7.Distributions. Eligible amount that may be taken from your account under the terms of the Plan. When you have a distributable event (i.e. retirement, severance from employment, death,

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etc., as specified in the Plan) You or Your beneficiary will be entitled to a distribution from your account under the Contract.

8.Eligible Investment. One of the Sub-account portfolios required to be used in order to receive Our guarantees under this Certificate.

B[9.    Eligible Spouse. A Spouse for whom You have elected to receive a Spousal Benefit, in each case in accordance with this Certificate, including the terms and conditions of Section 6.]

10.Excess Withdrawal. The total amount of Withdrawals in any Year in excess of the Annual Guaranteed Withdrawal Amount for that Year. The following Withdrawals are not considered nor do they count as or toward an Excess Withdrawal:

a.certain withdrawals in connection with Required Minimum Distributions (RMD) as described in Section 14.3 of this Certificate; and
b.any Contract-related Expenses as described in Section 8.3 of this Certificate other than any applicable Asset Charge.

The amount of any Deposits allocated to an Eligible Investment during any Year will not reduce prior Excess Withdrawals in that Year.

11.Good Order. Good Order is the standard that we apply when we determine whether an instruction is satisfactory. An instruction will be considered in Good Order if it is received (and where applicable, processed) at the address set forth in Section 14.10:

a.in a form that is satisfactory to us such that it is sufficiently complete and clear that we do not need to exercise any discretion to follow such instruction and complies with all relevant laws and regulations;
b.on specific forms, or by other means we then permit (such as via telephone or electronic transmission); and
c.with any signatures and dates as we may require. We will notify you if an instruction is not in Good Order.

12.Guarantee Fee. The fee charged for Our guarantees under this Certificate are described in Section 8.1 of this Certificate.

13.Guaranteed Withdrawal. For each Year, any amount(s) taken as a Withdrawal after the Guaranteed Withdrawal Lock-In Date which:

a.in total do not exceed the D[Annual Guaranteed Withdrawal Amount]; and
b.represents either a Withdrawal or an amount paid by Us from Our general account.

14.Guaranteed Withdrawal Account. A record-keeping account, set up to track data relevant to Our guarantees under this Certificate.

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15.Guaranteed Withdrawal Lock-In Date. The date as of which an D[Annual Guaranteed Withdrawal Amount] for the benefit of You B[or an Eligible Spouse] is established. Such date shall be the date elected by You B[or an Eligible Spouse].

The Guaranteed Withdrawal Lock-In Date may not be earlier than the date You attain age E[55].
B[Your Spouse is not eligible to receive the Spousal Benefit under Section 6 unless both You and Your Spouse have attained age E[55] on the Guaranteed Withdrawal Lock-In Date.]

The election of a Guaranteed Withdrawal Lock-In Date cannot be revoked.

16.Guaranteed Withdrawal Market Value. On each Valuation Date, the aggregate value of Your B[or Your Eligible Spouse’s] interest in the Eligible Investments as determined in accordance with the documents governing the Eligible Investments.

17.Guaranteed Withdrawal Percentage. The percentage of the Income Base that may be taken as a Guaranteed Withdrawal each Year without reducing the D[Annual Guaranteed Withdrawal Amount]. B[If the Spousal Benefit under Section 6 is not elected, then Your Guaranteed Withdrawal Percentage] shall be determined as follows:

Your Age on Guaranteed Withdrawal Lock-In Date	Guaranteed Withdrawal Percentage B[without Spousal Benefit]
E[Age 55-64	E[4.75%
Age 65-69	5.50%
Age 70+]	6.25%]
B[If the Spousal Benefit under Section 6 is elected at the Guaranteed Withdrawal Lock-In Date, then the Guaranteed Withdrawal Percentage shall be determined as shown in the table below.
The election of the Spousal Benefit at the Guaranteed Withdrawal Lock-In Date may not be made prior to both You and the Spouse both reaching age E[55].

We will use the younger of You or Your Spouse’s age to determine the Guaranteed Withdrawal Percentage on the Guaranteed Withdrawal Lock-In Date.

Lower Age of You or Your Eligible Spouse on Guaranteed Withdrawal Lock-In Date	Guaranteed Withdrawal Percentage with Spousal Benefit
E[Age 55-64	E[4.25%
Age 65-69	5.00%
Age 70+]	5.75%]
]
B[18. Highest Birthday Value. A value under this certificate equal to the Guaranteed
Withdrawal Market Value on the Start Date, and thereafter the highest Guaranteed Withdrawal Market Value as of each Birthday after the Start Date until the Valuation Date immediately prior to the Guaranteed Withdrawal Lock-In Date.]

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B[The initial amount of each Depositor allocated to an Eligible Investment during a Year will increase each Highest Birthday Value attained prior to that Deposit.

Each Withdrawal before the Guaranteed Withdrawal Lock-In Date will reduce the then current Highest Birthday Value by the percentage equivalent to the ratio of (i) the Withdrawal and (ii) the Guaranteed Withdrawal Market Value on the Valuation Date of the Withdrawal, unreduced by the Withdrawal amount. If such reduction occurs, then any subsequent increase or decrease in the Highest Birthday Value shall be from the reduced Highest Birthday Value.

If You die before the Guaranteed Withdrawal Lock-In Date, the Highest Birthday Value is reset to equal zero and Your Spouse, if named as Your Beneficiary on the date of Your death, shall have the rights specified in Section 7.2.

After the Guaranteed Withdrawal Lock-In Date, the Highest Birthday Value terminates and is not used in determining the Income Base.]

19.Income Base. Prior to the Guaranteed Withdrawal Lock-In Date, the “Income Base” equals the B[Highest Birthday Value] B&D[Roll-Up Value] B[greater of the Highest Birthday Value and the D[Roll-Up Value]] as of the Valuation Date immediately prior. Prior to the Guaranteed Withdrawal Lock-In Date, the Income Base is determined only for reference.

On the Guaranteed Withdrawal Lock-In Date, Your B[or Your Eligible Spouse’s] “Income Base” equals the B[greatest] of his or her:

a.Guaranteed Withdrawal Market Value; B&D[or
b.Roll-Up Value]; B[or
c.Highest Birthday Value]

on the Valuation Date immediately before the Guaranteed Withdrawal Lock-In Date. Thereafter, the Income Base may be increased or decreased in the manner set forth in Section 3 of this Certificate.

The Income Base will not be greater than E[$5,000,000].

20.Investment Agreement. Is a group annuity contract issued by PRIAC.

21.Rollovers. Subject to any limitation on accepting a Deposit or allocations to Eligible Investments under this Certificate, We will accept amounts rolled over from other plans that are directed for investment in an Eligible Investment under the Contract. For purposes of this Certificate, “plans” shall include any "eligible retirement plan" as defined in Code section 402(c)(8).

B[22. D[Roll-Up Value]. The D[Roll-Up Value] of a Participant B[or Eligible Spouse] equals the sum of all Deposits allocated to an Eligible Investment for his or her benefit, but not earnings, gains or losses thereon, compounded at an annual effective rate of E[3%] from the date of the Deposit until the Valuation Date immediately prior to the Guaranteed Withdrawal Lock-In Date.]

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B[Each Withdrawal from an Eligible Investment before the Guaranteed Withdrawal Lock-In Date will reduce the D[Roll-Up Value] by the percentage equivalent to the ratio of (i) the amount of the Withdrawal and (ii) the Guaranteed Withdrawal Market Value on the Valuation Date of the Withdrawal before the Guaranteed Withdrawal Market Value is reduced by the amount of the Withdrawal. If such reduction occurs, then any subsequent increase or decrease of the D[Roll-Up Value] shall be from the reduced D[Roll-Up Value].

If the Participant dies before the Guaranteed Withdrawal Lock-In Date, the D[Roll-Up Value] is reset to equal zero and any Spouse of the Participant on the date of death named as beneficiary of such Participant shall have the rights specified in Section 7.2.

After the Guaranteed Withdrawal Lock-In Date, the D[Roll-Up Value] terminates and is not used in determining the Income Base.]

23.Separate Account. Each Account for participation in a Separate Account is made up of Units. The value of the Units reflects investment results.

B[24. Spouse. For purposes of this Certificate, Spouse shall mean, at the times specified in this Certificate:

a.the person to whom You are legally married, determined under applicable state law; or
b.the person with whom You have a legal civil union partnership, recognized under applicable state law.]

B[25. Spousal Benefit. An optional benefit described in Section 6 of this Certificate.]

26.Start Date. The date on which a Guaranteed Withdrawal Account is established for You. This date shall be the date of the first allocation to an Eligible Investment on Your behalf. If after the Start Date and before any Guaranteed Withdrawal Lock-In Date, the Guaranteed Withdrawal Market Value is equal to $0.00, then any subsequent permitted Deposit into an Eligible Investment on behalf of You shall create a new Start Date.

27.Step-Up Amount. The excess, if any, of (a) over (b), determined annually as of the Step-Up Date, where:
a.is the Guaranteed Withdrawal Market Value; and
b.is the Income Base.

28.Step-Up Date. After the Guaranteed Withdrawal Lock-In Date, each Valuation Date that immediately precedes Your Birthday.

29.Valuation Date. A Valuation Date will occur on each day that We are open for business and an orderly financial market exists for investment transactions. We base all transactions processed on a Valuation Date as of the close of the financial market’s business day.

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30.We, Our, or Us. Prudential Retirement Insurance and Annuity Company.

31.Withdrawal. Any amount withdrawn from an Eligible Investment including amounts transferred from an Eligible Investment to a Plan investment option that is not an Eligible Investment.

A Withdrawal does not include amounts that are exchanged between Eligible Investments.

32.Year. A “Year” for You B[or Your Eligible Spouse] begins on Your Birthday and ends on the day preceding Your next Birthday.

33 You or Your. An eligible person named as having ownership rights which evidences an interest in the Contract. B[Unless otherwise specified herein, You includes a Spouse who is eligible for the Spousal Benefit described in Section 6.]

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SECTION 2. GUARANTEED WITHDRAWALS

2.1Guaranteed Withdrawals. We guarantee that Guaranteed Withdrawals may be taken each Year, in an amount equal to the D[Annual Guaranteed Withdrawal Amount], starting at the Guaranteed Withdrawal Lock-In Date until Your death. B[If the Spousal Benefit is elected, We guarantee that Guaranteed Withdrawals may be taken each Year after Your death until the death of Your Eligible Spouse, as described in Section 6 of this Certificate.]

2.2Guaranteed Withdrawals When the Guaranteed Withdrawal Market Value Reaches Zero. Subject to Section 9, We will make one or more payments each Year from Our general account that in the aggregate with any Guaranteed Withdrawal taken during such Year will equal the D[Annual Guaranteed Withdrawal Amount], if:

a.the Guaranteed Withdrawal Account Value is $0.00; and
b.the D[Annual Guaranteed Withdrawal Amount] is greater than $0.00 on or after the Guaranteed Withdrawal Lock-In Date.

In accordance with direction We receive, any payments from Our general account will be made in one or more payments and:

i.credited to a Plan investment option other than an Eligible Investment for Your benefit B[or the benefit of Your Eligible Spouse]; or
ii.paid as a Distribution.

However, in the Year We first make payments from Our general account, if the total amount of the payments expected to be made from Our general account during that Year is less than the D[Annual Guaranteed Withdrawal Amount], then We may make a single sum payment of such total amount.

SECTION 3. ADJUSTMENTS TO THE INCOME BASE AND D[ANNUAL GUARANTEED WITHDRAWAL AMOUNT] AFTER THE GUARANTEED WITHDRAWAL LOCK-IN DATE

3.1Income Base and D[Annual Guaranteed Withdrawal Amount] Increased following Deposits. The D[Annual Guaranteed Withdrawal Amount] will increase if a Deposit or Transfer is allocated to an Eligible Investment after the Guaranteed Withdrawal Lock-In Date. The Income Base will increase by the amount of such Deposit.

If the Income Base is increased by a Deposit, then the D[Annual Guaranteed Withdrawal Amount] immediately will increase by an amount equal to the product of

(i)the Guaranteed Withdrawal Percentage, and
(ii)the amount of the increase in the Income Base.

In the first Year that the Guaranteed Withdrawal Lock-In Date is elected, We will reduce the amount of such increase if the Deposit is not allocated on Your Birthday. The amount of the

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reduction is equal to the percentage equivalent to the ratio of (i) the number of days in the Year since Your last Birthday and (ii) 365 days.

The additional amount of the D[Annual Guaranteed Withdrawal Amount] may, but is not required to, be taken as a Guaranteed Withdrawal in the Year in which the D[Annual Guaranteed Withdrawal Amount] is increased or later Years.

If an Excess Withdrawal has been taken in the Year of such Deposit, any increase in the D[Annual Guaranteed Withdrawal Amount] will not be effective until the following Year. If the entire D[Annual Guaranteed Withdrawal Amount] is not taken as a Withdrawal within any Year, the portion of the D[Annual Guaranteed Withdrawal Amount] not taken as a Withdrawal shall expire and will not increase the D[Annual Guaranteed Withdrawal Amount] for any subsequent Year.

After the Guaranteed Withdrawal Lock-In Date, if the Guaranteed Withdrawal Market Value decreases to $0.00, any permitted Deposit to an Eligible Investment will cause a new Start Date.

3.2Income Base and D[Annual Guaranteed Withdrawal Amount] Increased following Step-Up. On each Birthday after the Guaranteed Withdrawal Lock-In Date, the Income Base may be increased by any Step-Up Amount. If the Income Base is increased by the Step-Up Amount, then the D[Annual Guaranteed Withdrawal Amount] immediately will increase by the amount equal to the product of (a) the Guaranteed Withdrawal Percentage, and (b) the amount of the increase in the Income Base.

The additional amount maybe taken as a Guaranteed Withdrawal in the Year in which the D[Annual Guaranteed Withdrawal Amount] is increased. If the entire D[Annual Guaranteed Withdrawal Amount] is not taken as a Withdrawal within any Year, the portion of the D[Annual Guaranteed Withdrawal Amount] not taken as a Withdrawal shall expire and will not increase the D[Annual Guaranteed Withdrawal Amount] for any subsequent Year.

If we have not notified You B[or Your Eligible Spouse] about an increase in the Guarantee Fee, then the Income Base will be increased automatically by the Step-Up Amount.

If we have notified You B[or Your Eligible Spouse] about an increase in the Guarantee Fee as set forth in Section 8.1, then We will increase the Income Base by the amount of the Step-Up unless You B[or Your Eligible Spouse] reject(s) the increase in the manner described in the next paragraph. If the Income Base is increased by the Step-Up Amount, then the increased Guarantee Fee will apply to the entire guaranteed withdrawal market value.

We will give You B[or Your Eligible Spouse] F[ninety (90)] days notice of Your B[or Your
Eligible Spouse’s] eligibility for the increase in the Income Base. The Notice will state that by accepting the Step-Up Amount, You B[or an Eligible Spouse] will pay an increased Guarantee Fee on the entire Guaranteed Withdrawal Market Value. If You B[or Your Eligible Spouse] accept(s) the Step-Up amount, this will result in an increase in the Guarantee Fee. If You B[or an Eligible Spouse] decide(s) to reject both increases, We must be notified in writing within the

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F[ninety (90)] day period. Otherwise, We will consider that You B[or Your Eligible Spouse]
B[have/has] accepted both increases.

During the F[ninety (90)] day period, We may require that a direction for a Withdrawal from an Eligible Investment must also specify that the Guarantee Fee is accepted or rejected.

You B[or Your Eligible Spouse’s] rejection of a Step-Up amount does not affect the eligibility for subsequent Step-Up Amounts.

3.3Income Base and D[Annual Guaranteed Withdrawal Amount] Decreased by Excess Withdrawals. If You B[or an Eligible Spouse] take(s) an Excess Withdrawal in a Year, We will decrease the Income Base by the percentage equivalent to the ratio of:

(i)the amount of the Excess Withdrawal; and
(ii)the Guaranteed Withdrawal Market Value as of the Valuation Date of the Excess Withdrawal without reduction for the amount of the Excess Withdrawal.

If an Excess Withdrawal reduces the Income Base, then the D[Annual Guaranteed Withdrawal Amount] available the subsequent Year will decrease by the amount equal to the product of (a) the Guaranteed Withdrawal Percentage, and (b) the amount of the decrease in the Income Base.

SECTION 4 – OPERATION OF THE SEPARATE ACCOUNT

4.1General. The assets supporting our obligations under this Certificate may be held in various accounts, depending on the obligation being supported. Assets supporting guarantees under this Certificate are held in our General Account. Assets supporting account values under this Certificate are held in the Separate Account established under the laws of the State of Connecticut.
4.2Separate Account. We are the legal owner of assets in the Separate Account. Income, gains and losses, whether or not realized, from assets allocated to the Separate Account, are credited to or charged against the Separate Account in accordance with the terms of the annuities supported by such assets without regard to Our other income, gains or losses or to the income, gains or losses in any other of Our separate accounts. We will maintain assets in the Separate Account with a total market value at least equal to the reserve and other liabilities We must maintain in relation to the obligations supported by such assets. These assets may only be charged with liabilities that arise from such obligations. The Separate Account also holds assets of other contracts issued by Us with values and benefits that vary according to the investment performance of the Separate Account.
The Separate Account is registered with the Commission under the Investment Company Act of 1940 as a unit investment trust, which is a type of investment company. This does not involve any supervision by the Commission of the investment policies, management or practices of the Separate Account.
The Separate Account consists of Sub-accounts. Sub-accounts may invest in underlying mutual funds or portfolios. We reserve the right to change the investment policy of any or all Sub- accounts, add Sub-accounts, eliminate Sub-accounts, combine Sub-accounts, limit access to a

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Sub-account or to substitute underlying mutual funds or portfolios of underlying mutual funds, subject to any required regulatory approvals. Values and benefits based on deposits to the Sub- accounts will vary with the investment performance of the underlying mutual fund or fund portfolios, as applicable. We do not guarantee the investment results of the Separate Account or any Sub-account.
We may from time to time change material features of, or close, certain Separate Accounts or Sub-accounts. Any changes will be made only if permitted by applicable law and regulations. Also, when required by law, we will obtain the approval of Investors and You of the changes and the approval of any appropriate regulatory authority.

For Plans subject to the fiduciary provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, We will exercise our rights under this Section to substitute underlying portfolios only with the consent of the Plan fiduciary.

The amount of our obligations in relation to allocations to the Sub-accounts is based on the investment performance of the Sub-accounts. However, the guarantees provided under this Certificate are our general corporate obligations.

4.3Units and Unit Value. The value of this Certificate’s interest in a Sub-account is measured in terms of Units of the applicable Sub-account. You are credited Units in each Sub- account in which you invest. The number of Units credited is determined by dividing each Deposit made to a Sub-account by the applicable Unit Value for the Valuation Day on which the Deposit is received by Us in Good Order. We determine the value of a Unit, the Unit Value, each Valuation Day by adding up the value of all assets held in the Sub-account, subtracting any liabilities, expenses and charges, and dividing the result by the number of units outstanding.

4.4Expenses. We will deduct from the Separate Account the Expenses set forth in the Contract.

4.5Voting Rights. Certain Separate Accounts hold securities that have voting rights. We normally exercise these rights. However, we reserve the right to solicit You for instruction as to how to vote some or all of the securities in these accounts.

SECTION 5. WITHDRAWALS

5.1Withdrawals Not Required. This Certificate does not require You B[or Your Eligible Spouse] to take Withdrawals.

5.2Frequency of Withdrawals. This Certificate does not place any restrictions on the amount or frequency of Withdrawals.

5.3Pro-Ration of Withdrawals. If you have amounts in an Eligible Investment subject to more than one Guarantee Fee, the amount to be withdrawn from the Eligible Investment will be pro-rated among the amounts subject to each Guarantee Fee.

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B[SECTION 6. SPOUSAL BENEFIT

If Your Spouse is Your sole Beneficiary on the date You elect Your Guaranteed Withdrawal Lock-In Date, as part of that election, You may also make an election to have the D[Annual Guaranteed Withdrawal Amount] continue to be available after Your death as Guaranteed Withdrawals during Your Spouse’s life. This election will be irrevocable.

If this election is made, the D[Annual Guaranteed Withdrawal Amount] will be available to Your Spouse on the date of such election, upon Your death, provided that on the date of Your death:

a.the same Spouse is living;
b.You are legally married to the same Spouse; and
c.the same Spouse is Your G[sole] Beneficiary.

If Your Spouse is not Your G[sole] Beneficiary on the date an election of a Guaranteed Withdrawal Lock-In is made, the D[Annual Guaranteed Withdrawal Amount] will not be available to him or her after Your death.

When Your Eligible Spouse dies, the D[Annual Guaranteed Withdrawal Amount] will cease to be available. Any Guaranteed Withdrawal Market Value will be payable pursuant to Section 7.1 of this Certificate.

The election under this Section 6 may not be made prior to the date both You and Your Spouse have attained age E[55].

Any amounts remaining in the Plan following Your death must be distributed in accordance with the terms of the Plan and the Code. If Your Spouse is a civil union partner or spouse in a same- sex marriage, provisions of the Code or the Plan may prevent Your Spouse from remaining in the Plan or may limit the form and timing of distributions from the Plan. This may prevent or limit Your Spouse’s ability to receive the Spousal Benefit under this Rider.]

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SECTION 7. PAYMENTS UPON DEATH

7.1Eligible Investments. Except as provided in Section 7.2, for each Eligible Investment, upon B[the later of] Your death B[or, if applicable, Your Eligible Spouse’s death], Our guarantees under this Certificate shall expire with no further value, and the value of the Eligible Investment, determined in accordance with the documents governing such Eligible Investment, will be paid in accordance with the contract.

7.2Spousal Beneficiary. If You die and if Your Spouse is Your Beneficiary on the date of Your death, then, the amounts invested in Eligible Investments for the behalf of Your surviving Spouse may remain invested in one or more Eligible Investments subject to the following.

B[Except as provided in Section 6,] all of Our guarantees under this Certificate immediately will expire with no value and any existing B&D[Roll-Up Value] B[Highest Birthday Value], D[Annual Guaranteed Withdrawal Amount] and Income Base shall be reset to zero. The value of any amounts currently invested in Eligible Investments for the benefit of Your surviving Spouse, determined in accordance with the documents governing such Eligible Investments, shall be deemed a new Deposit to such Eligible Investments for the benefit of Your surviving Spouse, creating a new Start Date. On this new Start Date, the B[Highest Birthday Value] shall be reset to equal the then current Guaranteed Withdrawal Market Value. Thereafter, for purposes of this Certificate only, Your Spouse shall have the rights of You, and Your Spouse’s date of birth shall be used to determine the Birthday.

Any amounts remaining in the Plan following Your death must be distributed in accordance with the terms of the Plan and the Code. If Your Spouse is a civil union partner or spouse in a same- sex marriage, provisions of the Code or the Plan may prevent Your Spouse from remaining in the Plan or may limit the form and timing of distributions from the Plan. This may prevent or limit Your Spouse’s ability to receive the benefits and guarantees under this Certificate.

SECTION 8. FEES

8.1Guarantee Fee. The Guarantee Fee is the product of (i) the Guaranteed Withdrawal Market Value and (ii) the current annual rate not to exceed the maximum annual rate of I[1.50%].

We deduct the Guarantee Fee from Your B[or Your Eligible Spouse’s] interest in the Eligible Investment to determine the Guaranteed Withdrawal Market Value.

We reserve the right to change annually the Guarantee Fee by providing F[ninety (90)] days advance written notice of such change. If We make such a change, the changed Guarantee Fee will only apply to Deposits allocated to an Eligible Investment on and after the effective date of such change, except as provided in Section 3.2 of this Certificate. We will keep a record of amounts subject to each Guarantee Fee.

8.2Investment Management Fees and Expenses. Eligible Investments impose fees and expenses. Those fees and expenses are deducted from the value of Eligible Investments in

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accordance with the documents governing the Eligible Investments.

8.3Investment Agreement Related Expenses. If the Contract’s Expense Schedule provides for the deduction of any expenses or charges described in the Expense Schedule, We deduct those expenses or charges from Your B[or Your Eligible Spouse’s] interest in the Eligible Investments.

SECTION 9. TERMINATION OR DISCONTINUATION

9.1Termination of Your B[or Your Eligible Spouse’s] Benefit. No further benefits will be provided to You B[or Your Eligible Spouse] under this Certificate, if:

a.No amounts are allocated to Eligible Investments for the benefit of You B[or Your Eligible Spouse] and the Income Base equals $0.00; or
b.Your B[or Your Eligible Spouse’s] entire interest in the Plan is required to be distributed from the Plan.

9.2Plan Termination or Discontinuance of Allocations to Eligible Investments. The Contract permits the Plan to elect at any time to not permit additional allocations to Eligible Investments. Any such election will not affect Our guarantees with regard to amounts allocated to Eligible Investments on the date of such election unless the Plan makes the election in the next sentence. The Contract also permits the Plan, upon F[thirty (30)] days advance written notice to Us, to direct Us to transfer the market value of amounts allocated to Eligible Investments for Your B[or Your Eligible Spouse’s] benefit to another Plan investment option selected by the person or entity authorized to act on behalf of the Plan. In such event, We will cancel Your B[or Your Eligible Spouse’s] Guaranteed Withdrawal Account, and We would have fulfilled Our guarantees to You B[or Your Eligible Spouse] as provided under this Certificate. Refer to Section 14.10 of this Certificate for additional information.

9.3PRIAC Termination. The Contract gives Us the right (i) to cease accepting at any time amounts for allocation to an Eligible Investment, and (ii) to not permit exchanges between Eligible Investments, if We determine continuing to do so is no longer in Our interest. We must provide You B[or Your Eligible Spouse] with F[thirty (30)] days advance written notice. We will exercise these rights in circumstances when:

a.due to economic environment, capital markets, legal or regulatory framework or strategic business priorities of PRIAC, we determine that offering Our guarantees under this Certificate is no longer commercially practical or desirable;
b.we determine that the Eligible Investments have materially changed their holdings, strategies, investment policies or risk/return characteristics, or
c.in connection with termination or discontinuance of allocations to Eligible Investments by a person authorized to do so on behalf of the Plan.

Our exercising these rights shall apply to all contracts in the same class of business as the Contract. Our exercise of these rights shall not affect Our guarantees with regard to amounts

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allocated to Eligible Investments on the effective date of Our ceasing to accept such amounts, subject to adjustments to the Guarantee Fee pursuant to Section 8.1 and the terms of this Certificate.

SECTION 10. PORTABILITY OF OUR GUARANTEES

If You B[or Your Eligible Spouse] B[have/has] amounts allocated to an Eligible Investment for Your B[or Your Eligible Spouse’s] benefit, and You B[or Your Eligible Spouse] are eligible to receive a Distribution from the Plan, which is an “eligible rollover distribution” within the meaning of Section 402(f)(2) of the Code, then subject to availability, We will make available to You B[or Your Eligible Spouse] the right to transfer all or part of Our guarantees under this Certificate to one of more contracts as described below.

The availability of such a contract will be subject to Our receiving any applicable regulatory approvals.

If Your B[or Your Eligible Spouse’s] Guaranteed Withdrawal Market Value consists of either a Roth retirement plan account or a traditional retirement plan account (but not both), and if such amount is directly transferred to a Roth IRA contract or a traditional IRA contract, respectively, then Our guarantees under such contract will be determined in accordance with (a) and (b) below.

If Your B[or Your Eligible Spouse’s] Guaranteed Withdrawal Market Value consists of both a Roth retirement plan account and traditional retirement plan account, and if an amount from each such retirement account is transferred to a Roth IRA contract and a traditional IRA contract, respectively, then Our guarantees will be separately determined under each contract, in accordance with (c) below.

a.If You B[or Your Eligible Spouse] transfer(s) directly to such contract all of the Guaranteed Withdrawal Market Value under this Certificate, then on the date of such transfer:

i.if the transfer occurs before the Guaranteed Withdrawal Lock-In Date, the B[“highest birthday value” under such contract will be the Highest Birthday Value] under this Certificate; and

ii.if the transfer occurs on or after the Guaranteed Withdrawal Lock-In Date, the “income base” and D[“annual guaranteed withdrawal amount”] under such contract will be the Income Base and D[Annual Guaranteed Withdrawal Amount], respectively.

b.If the entire Guaranteed Withdrawal Market Value is not transferred directly, You B[or Your Eligible Spouse] may make a one-time election to transfer directly a portion of the Guaranteed Withdrawal Market Value to such contract.

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If You B[or Your Eligible Spouse] make(s) such election, then on the date of the transfer, the H[“highest birthday value” under such contract shall be the Highest Birthday Value] under this Certificate, and the “income base” and D[“annual guaranteed withdrawal amount”] under such contract shall be the Income Base and D[Annual Guaranteed Withdrawal Amount] under this Certificate, respectively in all cases reduced by the percentage equivalent to the ratio of:

i.the amount of the Guaranteed Withdrawal Market Value remaining after the transfer; and
ii.the Guaranteed Withdrawal Market Value, all determined on the Valuation Date of such transfer.

c.If Your B[or Your Eligible Spouse’s] Guaranteed Withdrawal Market Value consists of a Roth retirement plan account and a traditional retirement plan account, and You B[or Your Eligible Spouse] transfers directly all of his or her Guaranteed Withdrawal Market Value under this Certificate, or makes a one-time election to transfer directly a portion of his or her Guaranteed Withdrawal Market Value, to each such contract, as applicable, then on the date of such transfers:

i.the H[“highest birthday value”] under each such contract shall be the Highest Birthday Value under this Certificate, and the “income base” and D[“annual guaranteed withdrawal amount”] under each such contract shall be the Income Base and D[Annual Guaranteed Withdrawal Amount] under this Certificate, respectively, in all cases, reduced by the percentage equivalent to the ratio of (i) the Guaranteed Withdrawal Market Value less the amount transferred to each such contract, and (ii) the Guaranteed Withdrawal Market Value, all determined on the Valuation Date of such transfer.

Under such contract(s), the B[Highest Birthday Value and] Income Base B[is/are] determined in the same manner. However, such contract(s) will have different eligible investments, may require a minimum initial purchase payment, and may have different maximum and minimum annual guaranteed withdrawal amounts and guarantee fees. The portability described in this Section 10 is not available for amounts paid from our general account under Section 2.2.

SECTION 11. ANNUITY OPTION

You B[or Your Eligible Spouse] may elect to receive any Distribution from the Plan in the form of an annuity, if the Plan provides for it. The amount used to purchase the annuity may include all or a part of Your B[or Your Eligible Spouse’s] benefit under the Plan, including any Guaranteed Withdrawal Market Value.

An annuity is a benefit that provides a stream of payments over a period of time. If an annuity is elected, We will reduce the amount We apply to purchase the annuity by a state premium tax, if applicable, and an annuity purchase fee. We will provide an annuity based on Our existing business practices. The annuity we purchase with respect to all or part of Your B[or Your

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Eligible Spouse’s] benefit under the Plan, as determined at the time of its commencement, will not be less than that which would be provided by the application of such amount to purchase a single consideration immediate annuity, that we offer at that time for the same class of business as the Contract that funds the Plan in which You participate.

If You elect to purchase a fixed annuity under the Contract, the payments are fixed and will not vary.

Any amount withdrawn from an Eligible Investment to purchase an annuity is a Withdrawal and is subject to the terms of this Certificate governing Withdrawals.

If You B[or Your Eligible Spouse] purchase(s) an annuity using all Your B[or Your Eligible Spouse’s] assets invested in Eligible Investments, then We will cancel all Our guarantees made to You B[or Your Eligible Spouse] under this Certificate in accordance with Section 9 of this Certificate.

If You B[or Your Eligible Spouse] elect(s) to purchase an annuity, an individual certificate will be issued to You.

SECTION 12. INVESTMENTS

As a condition of receiving Our guarantees under this Certificate, We require the use of one or more of the Eligible Investments We specify for amounts directed for investment under the Contract. Upon F[thirty (30) days] advance written notice, We reserve the right:

a.to change or eliminate Eligible Investments and/or asset allocation models, and not accept amounts for allocation to an Eligible Investment, and
b.to not permit exchanges between Eligible Investments.

We will exercise these rights in circumstances, including but not limited to, when the Eligible Investments have materially changed their holdings, strategies, investment policies or risk/return characteristics.

Our exercising these rights shall apply to all contracts in the same class of business as the Contract and shall not affect Our guarantees with regard to the Guaranteed Withdrawal Accounts established under this Certificate on the effective date of Our ceasing to accept such amounts for allocation to Eligible Investments.

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SECTION 13. LIMITATIONS

We reserve the right to not accept amounts for allocation to an Eligible Investment:

a.for F[ninety (90)] days after the date amounts are allocated from the same Eligible Investment, if the transaction is a Rollover or an exchange from another Plan investment option;
b.if the amount allocated is a lump sum repayment of a loan made by the Plan to You;
c.if the total amount allocated to all Eligible Investments in any Birthday Year is greater than E[$1,000,000] or the total amount of all allocations to all Eligible Investments is greater than E[$2,000,000];
d.if the amount allocated is for the benefit of an individual who is Your Beneficiary, but ineligible for distribution of Your interest in accordance with Section 401(a)(9)(B)(iv) of the Code and subject to Title I of ERISA; or
e.if the amount is allocated for the benefit of You B[or an Eligible Spouse] receiving payments from our general account pursuant to Section 2.2.

SECTION 14. MISCELLANEOUS

14.1Direction. Contrary to any provisions in this Certificate, PRIAC will take direction under this Certificate from the person or entity authorized to give such direction under the terms of the Plan. We are under no obligation to act until We receive such direction.

14.2Small Benefits. We will make a payment equal to the sum of the Guaranteed Withdrawal Market Value and the net actuarial value of Our guarantee to You [or Your Eligible Spouse] under this Certificate if:

a.the D[Annual Guaranteed Withdrawal Amount] at the Guaranteed Withdrawal Lock-In Date is less than any minimum D[Annual Guaranteed Withdrawal Amount] required by this Certificate; or
b.You B[or Your Eligible Spouse’s] Plan account balance is distributed from the Plan without Your B[or Your Eligible Spouse’s] consent, other than distributions intended to comply with requirements of Section 401(a)(9) of the Code and subject to Title I of ERISA or regulations thereunder, and such amount is not transferred directly to a contract in accordance with Section 9 of this Certificate.

In such event, We will cancel Your B[or Your Eligible Spouse’s] Guaranteed Withdrawal Account, and We would have fulfilled Our guarantees to You B[or Your Eligible Spouse] as provided under this Certificate.

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14.3Required Minimum Distributions. If You B[or Your Eligible Spouse] B[is/are] required to take a required minimum distribution (RMD) from the Plan that will exceed Your D[Annual Guaranteed Withdrawal Amount], then all or a portion of these required distributions may be treated as Excess Withdrawals. Any additional Withdrawal amount that is not treated as an Excess Withdrawal for this purpose will be determined by Us as set forth below.

As of the last Valuation Date in each calendar year J[following the Guaranteed Withdrawal Lock-In Date / beginning with the calendar year immediately preceding the calendar year of the Guaranteed Withdrawal Lock-In Date] (the “RMD Calculation Date”), We determine, following procedures communicated to You, the amount You B[or Your Eligible Spouse] must withdraw to comply with requirements of Section 401(a)(9) of the Code and subject to Title I of ERISA that apply to distributions over Your life, the life of a designated Beneficiary, or the lives of You and a designated Beneficiary, during the following calendar year (the “RMD Payment Year”).

This amount will be based on the assumption that K[the sum of ]the Guaranteed Withdrawal Market Value K[and the net actuarial value of Our guarantees to You] B[or Your Eligible Spouse] under this Certificate is Your B[or Your Eligible Spouse’s] entire account balance under the Plan. If the amount determined on the RMD Calculation Date is for an Eligible Spouse, the amount will be based on the assumption that the Eligible Spouse is a “spouse” for purposes of federal law.

If the RMD amount, determined using these assumptions, exceeds the Annual Guaranteed Withdrawal Amount on the RMD Calculation date, then the difference between the RMD amount and the Annual Guaranteed Withdrawal Amount will be the “RMD Value.”

Withdrawals taken in the RMD Payment Year will be treated as Excess Withdrawals only to the extent they exceed the RMD Value. Any RMD Value remaining at the end of each RMD Payment Year will expire and not increase the RMD Value in any subsequent RMD Payment Year.

14.4Misstatements and Corrections. If We discover that Your B[or Your Eligible Spouse’s] age was misstated, We will make adjustments to any fees, guarantees or other values under this Certificate to reasonably conform to the facts. Such adjustments will follow Our established procedures applied on a uniform basis.

14.5Assignment. Our guarantees as described in this Certificate are for the exclusive benefit of You, B[Your Eligible Spouse] and beneficiary, if applicable. To the full extent permitted by law and the Contract, Our guarantees are not subject to legal process for the claims of creditors of anyone. You, B[Your Eligible Spouse], or beneficiary may not assign, forfeit or transfer Our guarantees, except as provided in this Certificate.

14.6Information and Proof. We may require any information and proof that we believe is necessary to fulfill our obligation under this Certificate.

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14.7Regulatory Requirements. Any revision to the Contract will not affect Our guarantees as provided in this Certificate unless the revision is required to comply with federal or state law or any applicable rule or regulation issued by a government agency.

14.8Investment Decisions. The Plan may allow You B[or Your Eligible Spouse] to make some investment decisions and direct investments, but the Contract permits the Plan or its designated representative(s) to retain fiduciary responsibility for the decision to transfer or withdraw Plan funds held under the Contract. If the Plan or its designated representatives exercises fiduciary responsibility, Your B[or Your Eligible Spouse’s] consent to such withdrawals and/or transfers is not required. An ERISA fiduciary must act in the best interest of the Plan participants.

14.9. Vested Interest. You are always 100% vested in Your deposits and the investment earnings on those deposits. If there are employer deposits in Your account, and the employer has completely discontinued deposits under the Plan, or terminated it, You are also 100% vested in Your employer deposits and the earnings on those deposits.

14.10Correspondence. You will send any notices with respect to Our guarantees described in this Certificate to Us in writing (by first class mail, postage prepaid), or as mutually agreed upon between Us and the Plan.
You will send them to Us at the following address:

Prudential Retirement Insurance and Annuity Company Prudential Retirement
A[Defined Contribution Administration 280 Trumbull Street
Hartford, CT 06103]

We will send any correspondence to You B[or Your Eligible Spouse] at the address last shown on our records.

14.11Reports to You. We provide reports to You. We will provide You with reports at least once annually showing the Account Value and other relevant information about Your Annuity. You may also request additional reports.

14.12Prudential Phone Number. For information and assistance, You may contact Us at Our toll-free number: L[877-778-2100]. You will be informed of any changes to this toll-free number.

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SEPARATE ACCOUNT APPENDIX

AVAILABLE SUB-ACCOUNT PORTFOLIOS. The following portfolios are available as Sub-accounts of the Separate Account.

a.M[PGIM Balanced Fund of the Prudential Investment Portfolios, Inc. (prior to June 11, 2018, the PGIM Balanced Fund was known as the Prudential Balanced Fund)
b.PGIM 60/40 Allocation Fund of the Prudential Investment Portfolios 5 (prior to June 11, 2018, the PGIM 60/40 Allocation Fund was known as the Prudential 60/40 Allocation Fund)]

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